Exhibit 99.1

Trinity Merger Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing May 30, 2018

HONOLULU, May 29, 2018 — Trinity Merger Corp. (the “Company”) announced today that, commencing May 30, 2018, holders of the units sold in the Company’s initial public offering (the “Units”) may elect to separately trade the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and warrants (the “Warrants”) included in the Units. The Class A Common Stock and Warrants that are separated will trade on The NASDAQ Capital Market (“NASDAQ”) under the symbols “TMCX” and “TMCXW,” respectively. Units that are not separated will continue to trade on NASDAQ under the symbol “TMCXU.”

The public offering was made only by means of a prospectus, copies of which may be obtained from: B. Riley FBR, Inc., Attention: Prospectus Department, 1300 14th Street North, Suite 1400, Arlington, VA 22209, or by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Trinity Merger Corp.

Trinity Merger Corp. is a special purpose acquisition company formed by HN Investors LLC, an affiliate of Trinity Real Estate Investments LLC, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  While the Company may pursue an initial business combination target in any business or industry, it expects to focus its search on acquiring an operating company or business with a real estate component (such as a business within the hospitality, lodging, gaming, real estate or property services, or asset management industries).

Contact:

Jason Chudoba or Megan Kivlehan
Jason.Chudoba@icrinc.com | 646.277.1249
 Megan.Kivlehan@icrinc.com | 646.677.1807

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.”  Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.